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M-Systems Flash Disk Pioneers Ltd. and M-Systems Finance Inc. c/o M-Systems Flash Disk Pioneers Ltd. 7 Atir Yeda St., Kfar Saba, Israel 44425	Direct: +345 814 5502
Cell: +345 525 5502
E-mail: jason.allison@maplesandcalder.com
By FedEx

1 September 2005

Dear Sirs

M-Systems Finance Inc.

We have acted as counsel as to Cayman Islands law to M-Systems Finance Inc.  (the "Subsidiary"), a Cayman Islands exempted company limited by shares and a wholly-owned subsidiary of M-Systems Flash Disk Pioneers Ltd., an Israeli company (the "Company"), in connection with the preparation and filing of a Registration Statement on Form F-3 (the "Registration Statement") by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of the sale from time to time of up to $75,000,000 aggregate principal amount of the Subsidiary`s 1.0% Convertible Senior Notes due 2035 guaranteed by the Company (the "Notes") and the ordinary shares, par value NIS 0.001 per share, of the Company issuable upon conversion of the Notes (the "Shares"). The Notes were issued pursuant to the Indenture (the "Indenture"), dated as of March 23, 2005, between the Company, the Subsidiary and The Bank of New York, as trustee.

In our capacity as counsel as to Cayman Islands law in connection with the offering of the Notes and the Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:  that all documents have been duly executed and unconditionally delivered; the genuineness of all signatures on all documents we have reviewed; the authenticity of all such documents submitted to us as originals; the conformity with the originals of all documents submitted to us as copies; and, after reviewing the opinion dated as of the date hereof rendered by the Company's New York counsel with respect to, among other matters, the Indenture, and assuming the accuracy of such opinion, (i) that the Indenture constitutes the legal, valid and binding obligations of the parties thereto (other than the Subsidiary as a matter of Cayman Islands law), enforceable against such parties (other than the Subsidiary as a matter of Cayman Islands law) in accordance with its terms and  (ii) that the Indenture is legal, valid, binding and enforceable under the laws under which it is expressed to be construed and by which it is expressed to be governed.

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As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon written or oral statements and representations of officers and other representatives of the Subsidiary.

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion.  This opinion relates to the laws of the Cayman Islands which are in force on the date hereof.  We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.

Based on and subject to the foregoing, we are of the opinion that, as a matter of Cayman Islands law, the Notes have been duly authorized for issuance and constitute the legal, valid and binding obligations of the Subsidiary, enforceable against the Subsidiary in accordance with their terms (subject to bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts, general principles of equity, limitation, set-off, counterclaim, estoppel, illegality in other jurisdictions, obligations constituting penalties, inappropriate forum for proceedings and other laws and defences which affect the rights of creditors generally).

This opinion is being delivered to you in connection with the above matter.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, but we do not consent to its circulation in any other manner without our prior written consent.  By giving our consent to the filing of this opinion as an exhibit to the Registration Statement, we do not admit that we are in the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ MAPLES and CALDER

MAPLES and CALDER

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